Exhibit 10.1

NREL License Agreement No. 24-00500

Certain identified information has been excluded from the exhibit because it is both not material and would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (hereinafter “Agreement”), which shall be effective on OCTOBER 1, 2024 (the “Effective Date”) below, is between ALLIANCE FOR SUSTAINABLE ENERGY, LLC (hereinafter "Alliance"), Management and Operating Contractor for the NATIONAL RENEWABLE ENERGY LABORATORY (hereinafter “NREL”) located at 15013 Denver West Parkway, Golden, Colorado 80401 and COMSTOCK IP HOLDINGS LLC, a for-profit company organized and existing under the laws of the State of Nevada and having a principal place of business at 117 American Flat Road, Virginia City, Nevada 89440 (hereinafter "Licensee" and, together with Alliance, sometimes referred to individually herein as a “Party” and, collectively, as the “Parties”).

WHEREAS Alliance manages and operates NREL under authority of its Prime Contract No. DE-AC36-08GO28308 (hereinafter "Prime Contract") with the United States Government as represented by the Department of Energy (hereinafter "DOE").

WHEREAS Researchers at NREL and the Massachusetts Institute of Technology (“MIT”), as part of their employment at their respective employers, have developed certain inventions pertaining to the reductive catalytic fractionation and in situ hydrotreatment of biomass to fuel range feedstocks and fuels (“Inventions”), which were conceived or first reduced to practice at least in part in the performance of work at NREL under the above Prime Contract, and which have culminated in the Licensed Patent Rights described in Exhibit A attached hereto and incorporated herein by reference.

WHEREAS, pursuant to the terms of the Prime Contract and existing laws of the United States, Alliance acquired rights in and to all now and hereafter existing Licensed Patent Rights covering the Inventions.

WHEREAS Licensee is in the business of developing, commercializing, and licensing technologies, including, without limitation, the solvolysis, fractionation, and other processes to convert lignocellulosic biomass, in pertinent part, into (i) a mixture of solvents (“Solvent Mix”) and derivatives of hemicellulose and lignin (together with the Solvent Mix, the “Organic Phase”), from which the Solvent Mix is removed to produce a concentrated mixture of hydrophobic hydrocarbons derived from hemicellulose and lignin (“Concentrated Organic Phase”) for use in producing renewable fuels and precursors for renewable fuels (“Comstock Background IP”).

WHEREAS Licensee desires to use the Inventions and Licensed Patent Rights for the further processing of the Organic Phase and/or Concentrated Organic Phase to produce reductive catalytic fractionation oil (“RCF Oil”) and/or hydrodeoxygenated oil (“HDO”) for use in producing sustainable aviation fuel (“SAF”) and/or other renewable fuels (together with SAF, “ASTM Specification Fuels”).

WHEREAS Licensee and Alliance have entered into that certain funded Cooperative Research and Development Agreement of even date herewith (“CRADA”) to jointly develop and validate an integrated process based on the Inventions, Licensed Patent Rights, and Comstock Background IP for the solvocatalytic refining of lignocellulosic biomass into RCF Oil, HDO, and ASTM Specification Fuels, including, inter alia, use of the Licensed Patent Rights to (i) produce HDO from the Organic Phase with an HDO recycle loop at TRL 3 (“CRADA Task 1.1”); (ii) produce ASTM Specification Fuels from the HDO produced in Task 1.1 at TRL 3 (“CRADA Task 1.2”); (iii) optimize and scale the process validated in Task 1.1 and 1.2 to produce HDO and ASTM Specification Fuel at TRL 6 to support commercialization (“CRADA Task 1.3”); (iv) demonstration of alternative application of the Licensed Patent Rights in which RCF Oil is produced during Licensee’s existing feedstock solvolysis and fractionation process with hydrogen produced in situ by aqueous phase reformation of water (“RCF Digestion”) at TRL 3 at Licensee’s Wisconsin facility (“CRADA Milestone 2.0”); (v) demonstration of RCF Digestion and HDO production with an HDO recycle loop at TRL 3 at NREL (“CRADA Milestone 2.1”); (v) validation of Pt/NiAl2O4 activity and stability for use in RCF Digestion (“CRADA Milestone 2.2”); (vi) demonstration of an integrated process based on the Inventions, Licensed Patent Rights, and Comstock Background IP (“Solvocatalytic Refining” or “SR”) involving RCF Digestion, pulp removal, solvent separation, hydrodeoxygenation, additional hydroprocessing (if required), and distillation to produce HDO at TRL 3 (“CRADA Milestone 2.3”); (vii) produce ASTM Specification Fuels from the HDO produced in Task 2.3 at TRL 3 (“CRADA Task 2.4”); and (viii), if SR is validated at TRL 3, iterating SR to successively higher states of technology readiness based on the go-no-go and other conditions stated in the CRADA, culminating in demonstration of SR at TRL 6 to support commercialization (“CRADA Milestone 2.5”) .

NREL License Agreement No. 24-00500

WHEREAS Licensee desires to obtain an exclusive license to the Licensed Patent Rights on the terms hereinafter set forth, and Alliance is willing to grant such rights so that the Inventions and Licensed Patent Rights will be developed and used to the fullest extent possible for the benefit of the general public.

NOW, THEREFORE, for and in consideration of the foregoing as well as the faithful performance by each Party hereto of the obligations and covenants herein contained on their part to be performed, the Parties hereto agree as follows:

1.	Definitions

1.1.

“Affiliate” of a Party means any person or entity that, at any time during the term of this Agreement, directly or indirectly controls, is controlled by, or is under common control with such Party, where “control” means ownership of fifty percent (50%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets these requirements). Affiliates shall exclude any Prohibited Entity.

1.2.

“Change in Control” means a change, directly or indirectly, of the power to direct the management or policies of Licensee whether such power is exercised through one or more intermediary companies or pursuant to an agreement, written or oral, and whether such power is established through ownership or voting of securities, or common directors, officers, or stockholders, or voting trusts, holding trusts, or debt holdings, or contract, or any other direct or indirect means. It is assumed that control exists from the ownership or the power to vote, directly or indirectly, 25% or more of the voting securities of such entity.

1.3.

“Combination Product(s)” means any material, composition, or other product or service, the manufacture, use, import, offer to sell or sale of which would constitute, but for the license granted to Licensee herein, an infringement of a claim of the Licensed Patent Rights (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe), along with one or more compatible products produced and/or sold together in a single integrated offering resulting in receipt of Net Sales or Sublicensing Revenue by Licensee.

1.4.

“Combination Product Percentage” means the cost to produce the applicable Licensed Product, divided by the total cost to produce the Combination Product; provided, however, that in no event shall the Combination Product Percentage be less than fifty percent (50%).

1.5.	“Commercialization Milestones” shall have that meaning set forth in Exhibit C.

1.6.	“Comstock Background IP” shall have that meaning set forth in the preamble of this Agreement, as described more fully in the CRADA.

1.7.

“Control” and “Controlled” means the power to direct the management of an entity through having twenty five percent (25%) or more of board membership, ownership of twenty five percent (25%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets these requirements).

1.8.

“DOE Country of Risk” means those countries defined, at the time of the relevant transaction or consideration, by DOE as Foreign Countries of Risk. At the time of execution of this License Agreement, the DOE Countries of Risk are Russia, China, Iran, and North Korea.

1.9.

“Exclusive” means a grant of rights to Licensee where Licensee is the only entity that may commercially practice the Licensed Patent Rights in the Exclusive Field of Use and Geography, subject to the Government’s nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government the licensed intellectual property throughout the world.

1.10.

“Field of Use” means processing and conversion of seed plants to renewable fuels and renewable fuel feedstocks, including native, hybrid, and transgenic phenotypes, and derivatives thereof, excluding switchgrass (genus Panicum), big bluestem (genus Andropogon), miscanthus (genus Miscanthus), and the leaves, stalks, and husks produced during the harvesting of corn (genus Zea).

NREL License Agreement No. 24-00500

1.11.

“Foreign Entity” means an entity that has its corporate headquarters outside of the United States, or an entity that is organized under the laws of a government other than one of the states or territories of the United States, or a person that is not either a United States citizen or a lawful permanent resident of the United States.

1.12.	“Government” shall mean the federal government of the United States of America.

1.13.

“Influence” and “Influenced” mean the power to substantially influence the management of an entity through having twenty five percent (25%) or more of board membership, or ownership of twenty five percent (25%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets the requirements).

1.14.	“License Fees” means the Up-Front Fees, Royalty Fees, and Minimum Annual Royalty Fees set forth in Exhibit B.

1.15.	“Licensed Patent Rights” shall have that meaning set forth in Exhibit A.

1.16.

“Licensed Product(s)” means any material, composition, or other product or service, the manufacture, use, import, offer to sell or sale of which would constitute, but for the license granted to Licensee herein, an infringement of a claim of the Licensed Patent Rights (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.17.

“Net Sales” means the gross sales received by Licensee from the production and sale of Licensed Products during a particular accounting period. Net Sales excludes the following items, but only as they pertain to the making, using, selling, or importing of Licensed Products: actual costs Licensee or its Sublicensees incurred due to returns of Licensed Products, freight, and import, export, excise, or sales taxes (excluding income taxes), costs of transportation insurance incurred in the sales of Licensed Products. When Licensed Products are used or transferred, but not sold by Licensee, Net Sales shall mean the fair market value of the Licensed Products as if they were sold to an unrelated third party in similar quantities.

1.18.	“Non-Exclusive” means a grant of rights to Licensee where Alliance is free to license the Licensed Patent Rights to others as it deems appropriate.

1.19.

“Patenting Costs” means any past or ongoing costs incurred or to be incurred, including but not limited to government fees and attorneys’ or other legal personnel fees, in the course of preparing, filing, prosecuting and maintaining any of the Licensed Patent Rights, including continuations, re- examinations, reissues, appeals, inter partes reviews, post-grant reviews, covered business method reviews, and supplemental examinations.

1.20.	“Permitted Entity” means any third party person or entity that is not a Prohibited Entity and that is not Controlled or Influenced by any Prohibited Entity.

1.21.

“Prohibited Entity” means (1) any entity located, organized, or headquartered in a DOE Country of Risk; (2) a Foreign Entity of a DOE Country of Risk; (3) a Subsidiary (at any level) of a Foreign Entity of a DOE Country of Risk; (4) any entity Controlled or Influenced by a Foreign Entity of a DOE Country of Risk; (5) any entity sanctioned or violating sanctions imposed by OFAC; (6) any entity on the (i) Office of Foreign Assets Control Specially Designated Nations List, (ii) Bureau of Industry and Security’s Entity List, (iii) National Defense Authorization Act Lists, or (iv) SAM’s Denied Vendor List; and (7), any entity Controlled or Influenced by any entity meeting the definitions stated in Section 1.20(5) and Section 1.20(6) above.

1.22.	“Protected CRADA Information” shall have the meaning as set forth in the CRADA, Article I, Section H.

1.23.	“Subject Invention” shall have the meaning as set forth in the CRADA, Article I, Section I.

1.24.	“Sublicensee” means any third party to whom Licensee has granted a Sublicense Agreement.

NREL License Agreement No. 24-00500

1.25.	“Sublicense Agreement” means a past, present or future agreement in which Licensee:

1.25.1.	grants or otherwise transfers any of the rights granted hereunder or other rights that are relevant to designing, developing, testing, making, using, or selling of Licensed Products,

1.25.2.	agrees not to assert the Licensed Patent Rights or agrees not to sue, prevent, or seek a legal remedy for the practice of same, and

1.25.3.

is under an obligation to do any of the foregoing, or to forebear from offering or doing any of the foregoing with any other entity, including licenses, option agreements, right of first refusal agreements, standstill agreements, settlement agreements or other agreements.

1.26.

“Sublicense Revenue” means (i) royalty fees received by Licensee from non-Affiliate Sublicensees from the production and sale of Licensed Products, and (ii) the fair market cash value of any and all consideration received by Licensee from Sublicensees for the production and sale of Licensed Products under or otherwise in connection with its Sublicenses, including without limitation license issue fees, option fees and other licensing fees, milestone payments, equity or other payments of any kind whatsoever, or any other consideration, irrespective of the form of payment.

1.27.

“Subsidiary” of an entity means another entity, i.e. parent entity, who owns fifty percent (50%) or more of the voting shares and has control of the Subsidiary (but only as long as such corporation meets these requirements).

1.28.

“TRL” means the scale used by DOE to systematically estimate the readiness of technology from conception to commercialization, iterating sequentially as follows: (i) TRL 1 (basic principles observed and reported); (ii) TRL 2 (technology concept and application formulated); (iii) TRL 3 (analytical and experimental proof of concept); (iv) TRL 4 (validation in laboratory environment); (v) TRL 5 (pre-pilot scale validation in relevant environment); (vi) TRL 6 (pilot prototype demonstration in relevant environment); (vii) TRL 7 (scaled-up commercial prototype in operational environment); (viii) TRL 8 (commercial system demonstration); (ix) TRL 9 (commercial maturity).

2.	Grants

2.1.

Grant. Subject to Alliance’s rights in the Licensed Patent Rights and the terms and conditions of this Agreement, Alliance hereby grants to Licensee, and Licensee accepts, an EXCLUSIVE worldwide, subject to the geographic coverage of Licensed Patent Rights, right and license, subject to certain Government rights set forth below in Section 2.3,

2.1.1.	to make, have made, use, import (subject to Section 2.4), or sell Licensed Products in the Field of Use; and,

2.1.2.

to sublicense the rights granted herein to Permitted Entities to make, have made, use, import (subject to Section 2.4), or sell Licensed Products in the Field of Use, on and subject to terms and conditions which do not violate the terms of this Agreement.

2.2.	Sublicense Agreements.

2.2.1.

Licensee Affiliate. Licensee shall have the right to issue to its Affiliate, Comstock Fuels Corporation (“CFC”), a single master exclusive Sublicense Agreement (“Master Sublicense Agreement”) on and subject to the terms and conditions of this Agreement, including, without limitation, this Section 2.2; provided, however, that (i) the Master Sublicense Agreement shall be on substantially the same terms and conditions as this Agreement, and (ii) all other consideration paid to Licensee under the Master Sublicense Agreement must be sufficient to pay all License Fees and other consideration due hereunder as if Licensee directly received the corresponding Net Sales and Sublicensing Revenue.

2.2.2.

Prohibited Entities. Licensee shall not sublicense or otherwise grant any rights granted to Licensee hereunder to Prohibited Entities or allow the rights granted hereunder to transfer to a Prohibited Entity. Licensee shall not grant a Sublicense Agreement to any Prohibited Entity or allow any of the rights granted to Licensee hereunder to be issued, at any tier, to any entity (i) operating, organized or headquartered in a DOE Country of Risk, or (ii) that is sanctioned or violating sanctions imposed by, at any level, the U.S. Government, including by the Department of Treasury, Office of Foreign Assets Control ("OFAC"). Licensee shall ensure, through an annual certification to Alliance, that all Sublicensees have not undergone a change in control to become a Prohibited Entity.

NREL License Agreement No. 24-00500

2.2.3.

Foreign Entity Authorization. Licensee shall not enter into Sublicense Agreements with Permitted Entities that are Foreign Entities or any other entities or persons that are Controlled or Influenced by one or more Foreign Entities without the prior written approval of Alliance, which shall not be unreasonably withheld. If Licensee intends to enter into a Sublicense Agreement with any Permitted Entity that is a Foreign Entity or any other entity or person that is Controlled or Influenced by one or more Foreign Entities, then Licensee shall submit a written request to that effect to Alliance (each, a “Foreign Entity Authorization Request”), including a reasonably sufficient description of the applicable facts and circumstances for Alliance to conduct its own direct evaluation. Alliance shall issue Licensee a written response within thirty (30) days of the date that any Foreign Entity Authorization Request is issued hereunder.

2.2.4.

Required Sublicense Terms. Unless otherwise agreed by the Parties in writing, all Sublicense Agreements entered into by Licensee hereunder must include the following terms and conditions (“Required Terms”):

2.2.4.1.	provisions requiring the performance of obligations that are reasonably necessary for Licensee to meet its obligations under this Agreement;

2.2.4.2.	provisions requiring payment of sufficient Sublicense Revenue to meet applicable License Fee obligations hereunder;

2.2.4.3.	a prohibition on the grant of further sublicense agreements;

2.2.4.4.	a requirement that Licensed Products be substantially manufactured in the United States;

2.2.4.5.	a prohibition on the ability of any Sublicense Agreement or further sublicense agreement, at any tier, to be assigned or pledged as collateral; and,

2.2.4.6.	provisions that are substantially the same as the following sections of this Agreement:

2.2.4.7.	Section 2.4 U.S. Manufacture

2.2.4.8.	Section 2.5 Patent Marking

2.2.4.9.	Section 2.6 Grant to Affiliates

2.2.4.10.	Section 4.1 Annual Report

2.2.4.11.	Section 4.2 Records and Audit

2.2.4.12.	Section 4.3 Development and Commercialization

2.2.4.13.	Section 4.4 Late Payments

2.2.4.14.	Section 4.5 Currency

2.2.4.15.	Section 8.1 Limitations of Liability

2.2.4.16.	Section 8.2 No Warranties

2.2.4.17.	Section 8.3 Indemnification

2.2.4.18.	Section 8.4 Insurance

2.2.4.19.	Section 9.1 Responsibility for Patenting

2.2.4.20.	Section 10 Term of Agreement and Early Termination

2.2.4.21.	Section 11 Rights of Parties After Termination

NREL License Agreement No. 24-00500

2.2.4.22.	Section 12 Force Majeure

2.2.4.23.	Section 13 Notices and Payments

2.2.4.24.	Section 14 Non-Abatement of Royalties

2.2.4.25.	Section 15 Confidential Information

2.2.4.26.	Section 16 Waivers

2.2.4.27.	Section 17 Entire Agreement and Legal Amendments

2.2.4.28.	Section 18 Headings

2.2.4.29.	Section 19 Assignment and Change of Control

2.2.4.30.	Section 20 Disputes and Governing Laws

2.2.4.31.	Section 21 Non-Use of Names

2.2.5.	Request for Alliance Approval.

2.2.5.1.

Sublicense Variance Request. In connection with any Sublicense Agreement intended to be issued hereunder, if Licensee determines that material variance from the Required Terms is required, then Licensee may submit a written request to that effect to Alliance (each, a “Variance Request”), including a reasonable description of the applicable facts and circumstances.

2.2.5.2.

Alliance Response. Within thirty (30) days of the date that any Variance Request is received by Alliance hereunder, Alliance shall issue Licensee a written response, including, without limitation, Alliance’s acceptance, conditional acceptance, rejection, proposed alternative modification, and/or compliance determination, to be determined by Alliance in its sole discretion, and Alliance’s determination if additional approval by DOE is required.

2.2.6.	Request for DOE Approval.

2.2.6.1.

Joint Modification Request. If Alliance has conditionally accepted any Variance Request by Licensee under Section 2.2.5.1 that is subject to DOE approval, then Licensee and Alliance shall cooperate in good faith to submit a joint request to the DOE to modify the applicable requirement.

2.2.6.2.

Joint Modification Request; Manufacturing of Licensed Products. Licensee and Alliance shall cooperate in good faith to prepare and submit a joint request to the DOE to modify the requirement stated in Section 2.4 hereof for the production of Licensed Products by Foreign Entities that are not Prohibited Entities, and other entities or persons that are Controlled or Influenced by one or more Foreign Entities that are not Prohibited Entities.

2.2.7.

Conditions for Effectiveness. For avoidance of doubt, and notwithstanding anything stated herein, any Sublicense Agreement issued by Licensee hereunder which does not comply with this Agreement shall be null and void, and shall constitute cause for immediate termination of this Agreement under Section 10 hereof. Licensee agrees and acknowledges that the terms and conditions of this Agreement are reasonably necessary to ensure compliance with applicable Government requirements.

2.2.8.	Responsibilities.

2.2.8.1.

Breach by Sublicensees. Licensee shall assume responsibility for its Sublicensees, and hereby agrees that any act or omission of a Sublicensee that would be a breach of this Agreement will be deemed a breach of this Agreement by Licensee.

NREL License Agreement No. 24-00500

2.2.8.2.

Annual Reporting. Licensee shall require its Sublicensees to provide Licensee with an annual report according to the requirement in Section 4.1, such that Licensee can in turn satisfy its annual report requirements hereunder.

2.2.8.3.

Non-Cash Consideration. Licensee shall not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense Agreement granted pursuant to Section 2.2.

2.2.8.4.

New Sublicense Notification. Licensee shall provide Alliance with written notice within ten (10) days of executing any Sublicense Agreement hereunder, including a copy of the applicable Sublicense Agreement and a reasonable written summary of the Sublicensee and the essential terms of the Sublicense Agreement (“New Sublicense Notice”).

2.2.8.5.

Further Assurances. Licensee agrees to execute, acknowledge and deliver all such further instruments, and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the intent and purposes of this Agreement, including, without limitation, in connection with the execution and administration of Sublicense Agreements hereunder.

2.3.

Government Rights. The right and license granted in Section 2.1 is subject to the following Government rights: (i) the Government has a paid-up, royalty-free, worldwide, nontransferable, irrevocable license to practice or have practiced by or on behalf of the Government the inventions covered by the Licensed Patent Rights, and (ii) the DOE’s march-in rights as required by the Prime Contract and 35 U.S.C. § 203. Alliance and MIT retain the right to practice or allow any other non- profit research institution to practice the Licensed Patent Rights for research, teaching, and educational purposes.

2.4.	U.S. Manufacture. Licensee agrees that any Licensed Products shall be substantially manufactured in the United States.

2.5.

Patent Marking. Licensee shall mark all Licensed Products made or sold in the U.S. with “Patent Pending” prior to patent issuance and with the appropriate patent number(s) upon issuance in accordance with 35 U.S.C. §287(a) and will mark all Licensed Products made or sold in other countries in accordance with laws and regulations then applicable in each such country. Licensee acknowledges that it will be liable to Alliance for infringement damages lost due to improper or defective patent marking.

2.6.

Grant to Affiliates. Licensee’s Affiliates may receive rights to the Licensed Patent Rights upon the written consent of Alliance, which shall not be unreasonably withheld; provided, however, that (i) any authorized Affiliate(s) shall be subject to the terms and conditions hereof; and (ii), Licensee shall assume responsibility for such Affiliate(s), and hereby agrees that any act or omission of an Affiliate that would be a breach of this Agreement will be deemed a breach of this Agreement by Licensee.

2.7.

CRADA Subject Inventions. Alliance and Licensee rights in Subject Inventions conceived or first reduced to practice under the CRADA will be added to Exhibit A for no additional consideration upon execution by the Parties of a written amendment hereto.

2.8.

Protected CRADA Information. In the event that Comstock desires to use Alliance Protected CRADA Information for purposes other than those set forth in Article VII, Section C of the CRADA, such Protected CRADA Information shall be added to Exhibit A for no additional consideration upon execution by the Parties of a written amendment hereto.

3.	Financial Obligations

3.1.	Consideration. Licensee shall pay to Alliance the License Fees at terms and conditions as set forth herein.

3.2.

No Royalties for Government Sales. Licensee and its Sublicensees shall owe no royalties to Alliance on any acquisitions involving Government funds if such sales reflect a discount that is greater than or equal to the amount Licensee would owe to Alliance under this license, because of the Government’s retained license in the Licensed Patent Rights.

NREL License Agreement No. 24-00500

3.3.

Sales Reports. Licensee shall report the Net Sales price paid by the purchaser for acquisitions or use of the Licensed Products involving Government funds under the Records, Reports, and Royalty Payments Section of this Agreement. This report will also include (a) a Government control number (if available); and (b) identification of the Government agency for each sale.

4.	Records, Reports, and Royalty Payments

4.1.

Annual Report. Licensee shall provide Alliance with a written report certified by an officer of Licensee that complies with the requirements of the Notices and Payments Section (Section 13), Section 3.3 and Exhibit D of this Agreement no later than thirty (30) days after the end of each calendar year for the life of this Agreement that identifies the following information for the immediately preceding calendar year: (a) all Net Sales received by Licensee and its Affiliates in U.S. Dollars itemized by domestic and/or foreign rights that are subject to this Agreement including acquisitions involving Government funds and all export Net Sales received by Licensee and its Affiliates, and if none to so indicate; (b) all Net Sales received by non-Affiliate Sublicensees in U.S. Dollars, itemized by domestic and/or foreign rights that are subject to this Agreement including acquisitions involving Government funds and all export Net Sales received by non-Affiliate Sublicensees, and if none to so indicate; (c) amount of each payment due Alliance for License Fees under Section 3.1 hereof; and (d), a certification, made by an officer of Licensee, that Licensee and Sublicensees are complying with the substantial U.S. Manufacturing requirements of this Agreement. Licensee shall provide, along with the annual written report the full payment of License Fees due in U.S. Dollars, for the preceding calendar year, pursuant to the terms of this Agreement.

4.2.

Records and Audit. Licensee agrees to: (a) keep adequate and sufficiently detailed records to demonstrate Licensee’s compliance with the obligations of this Agreement (including the requirements of Exhibits C and D), including financial records to demonstrate its financial capability; (b) within forty-eight (48) hours provide such records for inspection and copying by Alliance’s authorized representatives, with reasonable notice, at any time during Licensee’s regular business hours; and (c), make any records required to be generated or maintained under this Agreement available for inspection by Alliance’s authorized representatives for three (3) years after the last royalty period to which the records refer. In the event an examination of Licensee’s records reveals: (i) noncompliance with the terms of this Agreement or (ii) an underpayment of more than five percent (5%) of the accurate amounts due hereunder, Licensee shall pay all costs incurred by Alliance related to the examination or records in addition to paying the balance due, plus any applicable interest at the rate specified in Section 4.6 herein below.

4.2.1.

Licensee agrees that it shall also provide Alliance with any additional records that Alliance reasonably determines are necessary to verify any records that Licensee is required to generate or maintain to fulfill the requirements listed in Exhibits C and D.

4.2.2.

Licensee agrees to make any records that it is required to generate or maintain under the terms of this Agreement available for inspection by Alliance’s authorized representatives for three (3) years after the last royalty period to which the records refer.

4.2.3.

At all times during the term of this Agreement, Licensee shall maintain the financial capability to meet the Diligence Obligations of this Agreement. Upon request of Alliance, Licensee will provide any requested assurances and disclosures, including, but not limited to, financial records that will demonstrate its financial capability.

4.3.

Development and Commercialization. During the effective term of this Agreement, Licensee shall provide a written report on or before January 31st of each year describing the Licensee’s progress during the preceding year toward achievement of the Commercialization Milestones. Such report shall include, at a minimum, information sufficient to enable Alliance to satisfy relevant reporting requirements of the U.S. government and to ascertain Licensee’s progress toward meeting the Commercialization Milestones.

NREL License Agreement No. 24-00500

4.4.

Payments. ALLIANCE WILL NOT SEND INVOICES FOR PAYMENTS DUE ON A FIXED SCHEDULE. IT IS LICENSEE’S RESPONSIBILITY TO MAKE ALL PAYMENTS IN ACCORDANCE WITH THIS AGREEMENT AND ALL LATE PAYMENTS WILL BE CHARGED INTEREST IN ACCORDANCE WITH SECTION 4.6 OF THIS AGREEMENT.

4.5.

Late Payments. If Licensee fails to make any payment to Alliance that may be required under this Agreement within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one-and-one half percent (1.5%) per month, or other authorized statutory rate, if higher, from the date when the payment was due until payment in full, with interest, is made. Should Licensee have need to delay a payment when due, Alliance will consider Licensee’s needs as presented, in writing to Alliance at the address set forth in Section 12.1, by Licensee and received by Alliance thirty (30) days before the required reporting and payment date. Under such conditions, Alliance may, at its sole discretion, extend the date upon which an annual payment is required.

4.6.	Currency. Licensee shall make all financial payments to the order of Alliance in U.S. dollars in accordance with Exhibit B and this Section 4.

5.	Diligence

5.1.

Commercialization. In consideration of the rights and license granted herein, Licensee shall use its best efforts on a diligent and aggressive basis to develop, commercialize, manufacture, market, sell, sublicense, and maximize market adoption of Licensed Products in the Field of Use, including, without limitation, by satisfaction of the commercialization milestones set forth in Exhibit C hereto, which is hereby incorporated by reference herein (“Commercialization Milestones”). The efforts of Sublicensees will be considered the efforts of Licensee for the purposes of this Section 5.1.

5.2.

Impact of Failure to Meet Commercialization Milestones. Alliance shall have the right to modify the EXCLUSIVE scope of the License Agreement to NON-EXCLUSIVE upon written notice to Licensee if Licensee fails (i) to satisfy the Commercialization Milestones and (ii) to cure any such failure within 180 days of receiving Alliance’s written notice describing (a) Alliance’s compliance determination and (b) the applicable facts and circumstances. For avoidance of doubt, a failure to satisfy the Commercialization Milestones shall not constitute an event of default hereunder, subject to Section 10.2.

6.	Infringement by Third Parties

6.1.

Notice. If either Party becomes aware of any actual or potential infringement of the Licensed Patent Rights within the Field of Use, such Party shall promptly notify the other Party in writing of such fact and any relevant details. In the event any Licensed Patent Rights are infringed by an unlicensed third party, Licensee and Alliance shall have the right to abate or prevent such infringement, subject to DOE approval, as follows:

6.1.1.

Action by Licensee. Licensee shall have the first right to take appropriate action to abate or prevent an infringement of Licensed Patent Rights within the Field of Use (“Action”). Before commencing any Action, Licensee will first consult with Alliance and the DOE and obtain written authorization from the DOE to take such Action. In the event DOE authorizes Licensee to undertake an infringement suit, Licensee shall further consult with Alliance to determine if Alliance wishes to voluntarily enter into such suit.

6.1.1.1.

Suit brought solely by Licensee. In the event Alliance declines to voluntarily enter into an infringement suit, Licensee may undertake such suit. If Alliance is legally required to be named as a party to such suit for Licensee to have standing, Licensee may join Alliance to such suit in name only, provided that Licensee shall not be acting as the agent, or in any way on behalf of Alliance. Alliance will cooperate in such suit solely to the extent necessary to maintain standing as reasonably requested by Licensee, at Licensee’s sole expense. Alliance shall have the right to be represented by counsel at the suit proceedings and to participate therein at its own cost. If Licensee exercises its right to take any Action against a third party, Licensee shall be obligated to defend any cross claim, counterclaim, administrative action or action for declaratory judgment related to the Licensed Patent Rights and shall not take any position or action that would have an adverse effect on the Licensed Patent Rights or scope, claims, validity, or enforceability thereof. Licensee shall not have the right to name or enjoin MIT in any infringement suit without MIT’s prior express written consent.

NREL License Agreement No. 24-00500

6.1.1.2.

Suit brought by Licensee and Alliance. If Alliance exercises the option to join such action, Alliance and Licensee shall negotiate in good faith to execute a joint litigation agreement. The joint litigation agreement shall include terms for the defense of any cross claim, counterclaim, administrative action or action for declaratory judgment related to the Licensed Patent Rights.

6.1.2.

Settlements. Licensee shall not settle, enter into voluntary disposition of, or compromise any suit in a manner that imposes any obligations or restrictions on Alliance or grants any rights to the Licensed Patent Rights without Alliance’s prior written permission. Any agreement made by Licensee for the purposes of settling an infringement suit hereunder or other related disputes will comply with the requirements of Section 2.2

6.1.2.1.

Suit brought solely by Licensee. In DOE authorized infringement suits brought solely by Licensee pursuant to Section 6.1.1.1 above, all costs and expenses associated therewith shall be the responsibility of Licensee alone, and Licensee is entitled to reimburse its expenses out of any sums recovered from settlements, damages or other monetary awards. After such reimbursement, remaining sums from any settlements, damages or other monetary awards shall be deemed as Sublicensing Revenue.

6.1.2.2.

Suit brought by Licensee and Alliance. If the suit is brought by both Licensee and Alliance pursuant to Section 6.1.1.2 above, both Licensee and Alliance are entitled to reimburse their expenses out of any sums recovered from settlements, damages, or other monetary rewards. After such reimbursement, remaining sums from any settlements, damages or other monetary awards shall be shared among Licensee and Alliance, with Licensee receiving fifty percent (50%) and Alliance receiving fifty percent (50%). Such sums received by Licensee shall not be deemed as sublicensing revenue.

6.1.3.

Suit by Alliance. Under Section 6.1.1 above, if Licensee does not take appropriate action to abate or prevent an infringement within one hundred twenty (120) days after receiving notice, Alliance shall have the second right, but not the obligation, to file suit in its own name by counsel of its choice. The cost and expenses of all suits brought by Alliance under Section 6.1.3 shall be the responsibility of Alliance and as a result, Alliance shall be entitled to receive and retain for its own use any settlement amount or remaining damages awarded in such suit.

6.2.

No Responsibility by Alliance and Government. Alliance and the Government shall not be liable for any costs or losses incurred as a result of an action for infringement brought against Licensee and/or its Sublicensees as a result of Licensee’s exercise of any right granted under this Section 6, and Licensee shall indemnify and hold Alliance, the Government, their officers, employees and agents harmless against all liability, expenses and costs, including attorneys’ fees incurred as a result of any such suit.

6.3.

Consequences of a Patent Challenge. If Licensee or any of its Affiliates or Sublicensees challenge the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership, or enforceability of the Patent Rights or assists another party in so challenging the Patent Rights (except as required pursuant to a court order or subpoena), then all payments due under this Agreement shall be doubled for the duration of the term of this Agreement. In the event that such a patent challenge is successful, Licensee will have no right to recoup any payments made during the period of challenge. In the event that a patent challenge is unsuccessful, Licensee shall reimburse Alliance and MIT for all reasonable legal fees and expenses incurred in their defense against the patent challenge.

NREL License Agreement No. 24-00500

7.	Representations and Warranties

7.1.	Alliance represents and warrants that Alliance can grant the rights, licenses, and privileges granted by this Agreement.

7.2.	Alliance represents and warrants that Alliance has no actual knowledge of any infringement claims filed against Alliance for practicing the Licensed Patent Rights anywhere in the world.

7.3.	Except as set forth in this Section 7, Alliance makes NO REPRESENTATIONS OR WARRANTIES, express or implied, with regard to infringement of any Licensed Patent Rights.

7.4.

Licensee represents and warrants that it shall not export any technical information (or the direct product thereof) furnished to Licensee, either directly or indirectly by Alliance in the grant of a license to the Licensed Patent Rights, from the United States of America, directly or indirectly without first complying with all requirements of the Export Administration Regulations, including the requirement for obtaining any export license, as applicable.

7.5.

Licensee warrants that it will not grant any rights inconsistent with the terms, scope and Field of Use of this Agreement, and shall not grant rights to any Sublicensee that Alliance itself would be prohibited from entering into by applicable laws, rules and regulations.

7.6.

Licensee agrees to indemnify, defend, and hold harmless Alliance, DOE and the Government, its officers, agents and employees from all liability involving the violation of such export regulations, either directly or indirectly, by Licensee or its Sublicensees.

7.7.	Licensee acknowledges it may be subject to criminal liability under U.S. laws for Licensee’s failure to obtain any required export licenses.

7.8.	Licensee represents that Licensee is not a Prohibited Entity and agrees that it is a material breach of this Agreement if Licensee becomes a Prohibited Entity.

8.	Limitations of Warranties, Indemnification and Insurance

8.1.

Neither NREL, Alliance, MIT, the DOE, the Government nor persons acting on their behalf will be responsible for any injury to or death of persons, or damage to or destruction of any property, or for any other loss, damage, or injury of any kind whatsoever resulting from Licensee's manufacture, use, importation or sale of the Licensed Patent Rights or Licensed Products, in whatever form furnished hereunder, absent any negligent act or omission on the part of NREL, Alliance, MIT, DOE and/or the Government.

8.2.	THE PARTIES AGREE THAT NEITHER NREL, ALLIANCE, MIT, DOE, THE GOVERNMENT, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED:

8.2.1.

WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER;

8.2.2.	THAT THE USE OF ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION MAY NOT INFRINGE ANY PRIVATELY OWNED RIGHTS;

8.2.3.	THAT ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR

8.2.4.

THAT ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, LICENSED PRODUCTS, OR NREL PROTECTED INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULT OR ARE SAFE OR FIT FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE;

NREL License Agreement No. 24-00500

8.2.5.

NREL, DOE, ALLIANCE, MIT, AND THE GOVERNMENT HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY LICENSED PATENTS, PATENT APPLICATIONS, ISSUED PATENTS, NREL PROTECTED INFORMATION, OR LICENSED PRODUCTS MANUFACTURED, USED, OR SOLD BY LICENSEE.

8.2.6.

NEITHER NREL, DOE, ALLIANCE, MIT, NOR THE GOVERNMENT SHALL BE LIABLE FOR LOST PROFITS, LOST SAVINGS, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES IN ANY EVENT, EVEN IF SUCH PARTY IS MADE AWARE OF THE POSSIBILITY THEREOF.

8.3.

Except for any liability resulting from any negligent acts or omission of NREL, the DOE, MIT, the Government or Alliance, Licensee shall indemnify and hold harmless NREL, the DOE, MIT, the Government and Alliance, and their officers, employees, and agents, for all damages, costs, and expenses, including attorneys' fees, arising from death, personal injury or property damage to third parties occurring as a result of the commercialization and utilization of the Licensed Patent Rights by Licensee and its Sublicensees, if any, including but not limited to, the making, using, selling, or exporting of Licensed Products by or on behalf of Licensee, its assignees, or licensees which was derived from the work or activities performed under this Agreement. This indemnification shall include, but not be limited to, indemnification for any product liability resulting from the commercialization and utilization of the Licensed Patent Rights by Licensee and its Sublicensees, if any. The indemnity set forth in this Section 8.3. shall apply only if Licensee shall have been informed as soon as practical by NREL, Alliance and/or the DOE or the Government of the action alleging such claim and shall have been given an opportunity, to the extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and NREL, Alliance and/or the DOE or the Government shall have provided reasonably available information and reasonable assistance (at Licensee’s costs) as requested by Licensee. No settlement for which Licensee shall be responsible shall be made without Licensee's consent unless required by final decree of a court of competent jurisdiction.

8.4.

Beginning at the time when any Licensed Products are being distributed or sold (including for the purpose of obtaining regulatory approvals) Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $3,000,000 per incident and $5,000,000 annual aggregate, and Licensee shall have the Government, Alliance, MIT, and their respective officers, employees and agents named as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee's indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee's liability with respect to its indemnification obligations under this Agreement.

8.5.

Licensee shall provide Alliance with written evidence of such insurance upon Alliance’s written request. Licensee shall provide Alliance with written notice of at least fifteen (15) days before a material change in such insurance.

8.6.

Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Products are practiced or processes covered by this Agreement are being commercially distributed or sold by Licensee or by a Sublicensee, if any, or agent of Licensee; and (b) the five (5) year period immediately after such period described in subsection (a).

8.7.

MIT is not a party to this agreement and the Parties agree that MIT has no liability to Licensee, Affiliates of Licensee, or Sublicensees under this Agreement. The Parties agree, however, that MIT is an intended third-party beneficiary of this Agreement and certain provisions are for the benefit of MIT and are enforceable against Licensee by MIT in its own name as if MIT were a signatory hereto.

NREL License Agreement No. 24-00500

9.	Reimbursement of Patent Costs and Technical Assistance

9.1.

Responsibility for Patenting. Alliance is the owner of the Licensed Patent Rights and shall have exclusive responsibility for the preparation, filing, prosecution and maintenance of the Licensed Patent Rights, including choice of patent counsel. However, Alliance shall keep Licensee informed of patent prosecution, will seek Licensee’s comments and suggestions prior to taking material actions for the same, and will take all reasonable prosecution actions recommended by Licensee that would expand the scope of the rights sought. Licensee shall cooperate with Alliance to ensure that the claims for each Licensed Patent reflects and will reflect, to the extent practicable and to the best of Licensee’s knowledge, all items of commercial interest to Licensee that are contemplated to be sold or procedures to be practiced under this Agreement.

9.2.	Past Patenting Costs. Reserved.

9.3.

Ongoing Patenting Costs. Licensee will reimburse Alliance for all Patenting Costs for all Licensed Patent Rights accruing on and after the Effective Date of this Agreement. Invoices for such costs will not exceed actual costs and are due and payable no later than thirty (30) days after receipt of invoices by Licensee.

9.4.

Failure to Pay Patenting Costs. If Licensee declines to pay in full any Patenting Costs within the period specified in Section 9.3 which are necessary to the protection of certain rights at issue or if Licensee enters a case under the Bankruptcy Code of 1978, Alliance shall have the right to (i) abandon some or all of such rights at Alliance’s sole discretion, or (ii) incur those costs at its own expense; in either case, Alliance may exclude such rights from the rights granted hereunder. In such event, Alliance shall be free to license such rights to third parties without further obligation to Licensee.

9.5.

Technical Assistance. Alliance agrees, upon the written request of Licensee, to assist Licensee in obtaining technical assistance from NREL subject to the availability of the required resources and under the appropriate agreements. Licensee shall pay the full cost in accordance with the Prime Contract with the Government for such technical assistance.

10.	Term of Agreement and Early Termination

10.1.

Term. Subject to early termination as set forth in this Section and the terms and conditions set forth in Exhibits C and D, this Agreement shall be effective for as long as the Licensed Patent Rights are pending or enforceable.

10.2.

Right to Terminate with Cure Period. Either Party shall have the right to terminate this Agreement with cause and without judicial resolution upon written notice to the other after the non-breaching Party notifies the asserted breaching Party of a breach of any provision of this Agreement and the asserted breach has not been cured by the asserted breaching Party within sixty (60) calendar days from receipt of such notice (“Cure Period”). If at the end of the Cure Period the asserted breach has not been cured and there remains a dispute or controversy, the Parties may agree to seek to resolve the matter through the use of the procedures set forth in Section 19.1 below. If Alliance is the non-breaching Party under this Section 10.2, then Licensee shall, within thirty (30) calendar days, owe Alliance all payments due, including but not limited to then appropriate Patenting Cost reimbursements and License Fees. Licensee acknowledges and agrees that Alliance shall be entitled to seek any additional remedies available at law to Alliance for Licensee’s breach of this Agreement.

10.3.

Termination for Loss of Patents. This Agreement shall terminate automatically upon a final adjudication of invalidity, unenforceability, or the extinguishment of all Licensed Patent Rights, for any reason.

10.4.

Early Termination. If Licensee fails to satisfy the requirements of Section 2.4, Section 19.2, Exhibits C, D, or E, then Alliance shall have the right, to exercise at its sole discretion with thirty (30) days written notice to Licensee, to terminate this Agreement in accordance with its early termination requirements.

10.5.

Termination for Improper Transfer. Alliance, at its sole discretion, may immediately terminate this Agreement upon any attempted transfer of Licensee's interest in this Agreement, in whole or in part, to any other party except as may be otherwise permitted by the terms of this Agreement.

NREL License Agreement No. 24-00500

10.6.

Termination for Actions of Licensee. Licensee agrees that this Agreement shall automatically terminate if Licensee attempts, in any way, to pledge its rights under this Agreement as collateral to a third party or fails to report a Change in Control event to Alliance and DOE according to Section 19.3.

10.7.

Termination for Bankruptcy. Licensee will notify Alliance at least ten (10) business days prior to voluntarily filing for bankruptcy. Alliance may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

10.8.

Termination by Licensee. Licensee may terminate this Agreement without cause if Licensee provides Alliance with sixty (60) days prior notice and pays Alliance: (a) all Patenting Cost reimbursement, as applicable, and all upfront fees due at the time of termination; and (b) all accrued continuous royalties due at the end of the accounting period of such termination.

10.9.

Reporting Obligations on Termination. Upon termination of this Agreement for any reason whatsoever, Licensee shall report and pay to Alliance, within thirty (30) days of such termination, any financial obligations including, but not limited to, fees, payments, royalties, reimbursements, interest, and other forms of consideration, due and owing Alliance.

11.	Rights of Parties after Termination

11.1.	Responsibility for Actions Prior to Termination. Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to termination.

11.2.

Effect of Termination on Sublicense Agreements. Upon termination of this Agreement, then- existing Sublicense Agreements granted by Licensee in compliance with this Agreement that are in good standing shall survive termination, but only with respect to the respective Sublicensee’s then- existing facilities for production and/or sales of Licensed Products (each, a “Surviving Sublicense Agreement”), and only for so long as Alliance continues to receive all License Fees and other amounts required to be paid hereunder; provided, however, that:

11.2.1.	Surviving Sublicensee is not violating any of the terms and conditions of this Agreement as if it was an original party to the Agreement;

11.2.2.	Surviving Sublicensee shall not be owned, Controlled, or Influenced by Prohibited Entities;

11.2.3.	Surviving Sublicensee shall not be owned, Controlled, or Influenced by Foreign Entities, without the prior written approval of Alliance, which shall not be unreasonably withheld;

11.2.4.	Surviving Sublicensee must comply with the Required Terms stated in Section 2.2 hereof unless otherwise agreed in writing by Alliance in its sole and exclusive discretion; and,

11.2.5.

the surviving rights granted under this Section 11.2 for any Surviving Sublicensee under a Sublicense Agreement shall expire upon termination or expiration of the applicable then- existing surviving Sublicense Agreement for the Surviving Facility.

11.3.

Transfer of Rights. The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Licensee shall duly account to Alliance and transfer to it all rights to which Alliance may be entitled under this Agreement.

11.4.	Survival. The following Sections are intended to survive the termination of this Agreement: 2.4, 2.5 (if applicable), 3, 4, 7, 8, 9, 10, 11, 15, 16, 17, 19, and 20.

NREL License Agreement No. 24-00500

12.	Force Majeure.

12.1.

No failure or omission by Alliance or by Licensee in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, pandemic, quarantine, restriction, transportation embargoes, or failures or delays in transportation. The circumstances surrounding such failure or omission shall be communicated to the affected Party in writing within fifteen (15) business days of such event. Notwithstanding the above, the following shall not be considered a force majeure event: compliance by Licensee with rules, regulations, or orders of any governmental authority of a DOE Country of Risk, or any office, department, agency, or instrumentality thereof, that results in a failure or omission by Licensee in the performance of any obligation of this Agreement.

13.	Notices and Payments

13.1.	All notices and reports shall be addressed to the Parties as follows:

If to Alliance:

National Renewable Energy Laboratory 15013 Denver West Parkway
Golden, Colorado 80401
Attention: Technology Transfer Office
Telephone No. (303) 275-4435
Facsimile No.: (303) 384-7499
E-mail Contact: technology.transfer@nrel.gov

If to Licensee:

Comstock IP Holdings LLC
117 American Flat Road
Virginia City, Nevada 89441
Telephone No. (303) 275-4435
E-mail Contact: legal@comstockinc.com

If to DOE:

Brian Lally
Assistant General Counsel for Technology Transfer & Intellectual Property
E-mail Contact: brian.lally@hq.doe.gov

13.2.	All financial obligations due to Alliance shall be sent to:

National Renewable Energy Laboratory
15013 Denver West Parkway
Golden, Colorado 80401
Attention: Royalty Cashier MS: RSF 041

All such payments shall be accompanied by documentation identifying this Agreement, including the License Agreement Number and the names of the Parties. A copy of all financial obligations shall be sent to NREL’s Technology Transfer Office at the above address in Section 12.1.

13.3.

Any notice, report or any other communication required or permitted to be given by one Party to the other Party by this Agreement shall be in writing and either: (a) served personally on the other Party; (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other Party at its address as indicated above, or to such other address as the addressee shall have previously furnished to the other Party by proper notice; (c) delivered by commercial courier to the other Party; (d) sent by facsimile to the other Party at its facsimile number indicated above or to such other facsimile number as the Party shall have previously furnished to the other Party by proper notice, with machine confirmation of transmission or (e) sent by electronic mail to the other Party with electronic confirmation of receipt.

NREL License Agreement No. 24-00500

14.	Non-Abatement of Royalties

14.1.

Alliance and Licensee acknowledge that certain of the Licensed Patent Rights may expire prior to the conclusion of the term of this Agreement. However, Alliance and Licensee agree that the License Fees provided for in Exhibit B shall be uniform and undiminished for as long as any claim of, or other intellectual property right in, any of the Licensed Patent Rights are enforceable except as otherwise provided in this Agreement.

15.	Confidential Information

15.1.

The Parties agree that all information, marked by Licensee as “Proprietary” or Alliance as “NREL Protected Information” and forwarded to one by the other for the purposes of this Agreement (a) are to be received in strict confidence, (b) are to be used only for the purposes of this Agreement, and (c) are not to be disclosed by the recipient Party, its agents or employees without the prior written consent of the other Party, except to the extent that the recipient Party can establish competent written proof that such information

15.1.1.	was in the public domain at the time of disclosure;

15.1.2.

later became part of the public domain through: (A) no act or omission of the recipient, its employees, agents, successors or assigns and (B) no breach by a third party with an obligation of confidentiality to the disclosing Party;

15.1.3.	was lawfully disclosed to the DOE or recipient Party by a third party having the right to disclose it;

15.1.4.	was already known by the DOE or recipient Party at the time of disclosure which can be shown by competent evidence;

15.1.5.	was independently developed by the DOE or recipient Party without the utilization of the other Party’s protected property and information; or

15.1.6.

is required by law or regulation to be disclosed, provided however, that the disclosing Party shall first give the recipient written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

16.	Waivers

16.1.

The failure of Alliance at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver of such provisions or of such rights or remedy or the right of Alliance thereafter to enforce each and every provision, right or remedy.

16.2.

The waiver of a specific breach hereunder may be effectuated only by a written document, signed by the waiving Party, and delivered to the breaching Party. Such formal waiver shall not constitute a waiver of any other breach.

17.	Entire Agreement and Legal Amendments

17.1.

The Parties expressly understand and agree that this instrument contains the entire agreement between the Parties with respect to the subject matter of this Agreement and that all prior representations, warranties, or agreements relating to this subject matter have been merged into this instrument and are thus superseded in totality by this Agreement. This Agreement may be amended only by a written instrument signed by the duly authorized representatives of both of the Parties.

17.2.

The Parties agree that if any part, term, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

17.3.

In the event the legality of any provision of this Agreement is brought into question because of a decision by a court of competent jurisdiction of any country in which this Agreement applies, Alliance, by written notice to Licensee, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

NREL License Agreement No. 24-00500

18.	Headings

18.1.

The headings for the Sections set forth in this Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

19.	Assignment and Change in Control

19.1.

Licensee acknowledges and agrees that Alliance may transfer this Agreement and all rights, duties and obligations hereunder, to the DOE or a successor management and operating contractor of NREL as may be required under the Prime Contract with DOE.

19.2.

Licensee may assign this entire Agreement or any of its rights hereunder, upon the prior written authorization of Alliance, in connection with the sale of all or a material portion of any subsidiary, division, or business unit of Licensee, whether by merger, sale of assets, sale of stock, or otherwise. Licensee is prohibited from assigning to any entity operating, organized, or headquartered in, or majority controlled or owned (directly or indirectly) by an entity in a DOE Country of Risk. Any assignment made without the prior written authorization of Alliance is null and void. Licensee must be in good standing with all terms and conditions of this Agreement, the new assignee must agree in writing to be bound by this Agreement, and Licensee will submit written documentation of such to Alliance prior to the assignment. Prior to any assignment constituting a ‘covered transaction under the Committee on Foreign Investment in the United States (“CIFIUS”) rules, Licensee shall submit any required notifications to CIFIUS.

19.3.

Licensee shall notify Alliance and DOE in writing of any Change in Control within ninety (90) business days of such Change in Control. As stated in Section 10.6, failure to notify Alliance and DOE of a Change in Control will result in automatic termination of this Agreement.

20.	Disputes and Governing Laws

20.1.

This Agreement, and the rights and liabilities of the Parties with respect to this Agreement and its subject matter, shall be governed by the laws of the State of Colorado, without reference to the principles of conflicts of laws thereof. Any dispute arising out of or relating to this Agreement or its subject matter not settled by the Parties may be resolved only by the courts of the State of Colorado, or if subject matter jurisdiction exists, by the United States federal courts, with venue in the County of Denver (in the case of state court) or in the U.S. District Court for the District of Colorado (in the case of federal court). Each of the Parties hereby consents to the jurisdiction of such courts over it in any action involving any such dispute. Each of the Parties agree not to commence or maintain a legal proceeding involving any such dispute in any forum except a court of the State of Colorado located in Denver County or the United States District Court for the District of Colorado (other than to enforce a judgment obtained in such courts) and agrees not to contest the venue of any action involving any such dispute in the County of Denver or the District of Colorado, as the case may be, nor to assert in any such court the doctrine of forum non conveniens, or the like.

20.2.

If any provisions of this Agreement are held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement. This Agreement will be construed as if the invalid, illegal, or unenforceable revision were never in this Agreement.

20.3.	Alliance will release information concerning this Agreement if required by law.

21.	Non-Use of Names

21.1.

In publicizing or promoting anything made, used, offered for sale, sold or imported under this Agreement, Licensee, and all Sublicensees, if any, shall not use the name of Alliance, NREL, MIT, or DOE or otherwise refer to any organization related to Alliance, MIT, or DOE, except with the prior written approval of Alliance, MIT, and DOE. By entering into this Agreement, Alliance neither directly nor indirectly endorses any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. However, Licensee may state that it licensed from Alliance one or more of the patents and/or patent applications comprising the Licensed Patent Rights, and Alliance may state that it licensed to Licensee one or more of the patents and/or patent applications comprising the Licensed Patent Rights, and may further include (i) Alliance inventor names, (ii) invention titles and summaries, (iii) technology field of use, and (iv) the type and extent of the license, but may not include terms and conditions of this Agreement unless such disclosure is required by law, rule or regulation.

NREL License Agreement No. 24-00500

22.	Counterparts

22.1.

This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. The Parties stipulate that a photo static copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the Parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

NREL License Agreement No. 24-00500

IN WITNESS WHEREOF the Parties have duly executed, or caused their duly authorized representative, to execute this License Agreement.

For Alliance:

ALLIANCE FOR SUSTAINABLE ENERGY, LLC

By:	/s/ Anne Miller
Name:	Anne Miller
Title:	Director, Technology Transfer Office

For Licensee:

COMSTOCK IP HOLDINGS LLC

By:	/s/ Kevin Kreisler
Name:	Kevin Kreisler
Title:	Chief Technology Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT]

NREL License Agreement No. 24-00500

EXHIBIT A

INTELLECTUAL PROPERTY

[Information has been omitted from the filed version of the exhibit]

NREL License Agreement No. 24-00500

EXHIBIT B

LICENSE FEES

[Information has been omitted from the filed version of the exhibit]

NREL License Agreement No. 24-00500

EXHIBIT C

COMMERCIALIZATION MILESTONES

[Information has been omitted from the filed version of the exhibit]

NREL License Agreement No. 24-00500

EXHIBIT D

SAMPLE REPORT FORM

[Information has been omitted from the filed version of the exhibit]